EXHIBIT 4.3

                            AMENDMENT NO. 1 TO
              AMENDED AND RESTATED 2001 CONSULTANT COMPENSATION PLAN


This Amendment No. 1 (this "Amendment") to the Junum Incorporated (the "Company") Amended and Restated 2001 Consultant Compensation Plan effective as of January 12, 2001 (the "Plan") is made to be effective as of May 1, 2001. Unless otherwise indicated, certain capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Plan.

                                    RECITALS

A. Section 11 of the Plan provides, generally, that the Plan may be terminated or amended by the Company's Board of Directors (the "Board") in any respect at any time, except that no action of the Board, the Committee or the Company's stockholders may, without the consent of a Participant, alter or impair such Participant's rights under any Conditional Shares previously granted.

B. The Company desires and intends that certain sections and provisions of the Plan be amended to increase the maximum number of shares authorized for issuance under the Plan.

C. The Company's Board of Directors has duly approved this Amendment.

NOW, THEREFORE, the Plan is amended as follows:

1. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Amendment and are incorporated in this Amendment by reference.

2. This Amendment is and shall be effective as of May 1, 2001.

3. The Plan hereby is amended as follows:

                         "5. Stock Subject to the Plan

         The stock, which may be awarded or sold pursuant to this Plan, shall be shares of Common Stock, including Common Stock issuable upon conversion of options, warrants or other convertible securities. When shares of Common Stock are awarded or sold, Junum may award or sell authorized but unissued Common Stock, or Junum may award or sell issued Common Stock held in its treasury. Each of the respective boards of Junum and all Subsidiaries involved in the award or sale will fund the Plan to the extent so required to provide Common Stock for the benefit of Participants. The total number of shares of Common Stock which may be granted or sold under this Plan shall not exceed 1,300,000 shares in the aggregate. Any shares awarded and later forfeited are again subject to award or sale under the Plan."


IN WITNESS WHEREOF, this Amendment has been executed to be effective as of the date first set forth above.


JUNUM INCORPORATED

/s/ DAVID B. COULTER
-----------------------------
David B. Coulter
Chief Executive Officer